                                                                    Exhibit 10.9

                         EMPLOYMENT AND RESTRICTED STOCK
                               PURCHASE AGREEMENT

            THIS AGREEMENT, made as of October 27, 1998, by and between MEDSCAPE, INC., a New York corporation with offices at 134 West 29th Street, New York, New York 10001 ("Medscape"), and JEFFREY L. DREZNER, M.D., Ph.D., an individual residing at 10819 Pleasant Hill Drive, Potomac, MD 20854 ("Executive"),

                              W I T N E S S E T H:

            WHEREAS, contemporaneously with the execution of this Agreement, Medscape, Executive and other parties named therein are entering into a Purchase Agreement, dated as of the date first set forth above (the "Purchase Agreement"), pursuant to which Medscape is purchasing all the membership interests of Healthcare Communications Group, L.L.C. ("HCG"), including all the membership interests held by Executive; and

            WHEREAS, Medscape desires to employ Executive and Executive is willing to undertake such employment on the terms and subject to the conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

            1. Employment. Medscape hereby employs Executive during the Term (as hereinafter defined) as the Executive Vice President of Medscape. As such, Executive will have responsibility for the Sales and Marketing departments of Medscape and such other duties as are reasonably assigned by the Chief Executive Officer of Medscape. In addition, Steve Smith, Vice-President-Editorial, or any successor thereto, will report to Executive with respect to (i) Medscape's Editorial or Scientific Advisory Boards and (ii) the original, MD-authored material published by Medscape. (Mr. Smith will report to the Chief Executive Officer of Medscape with respect to his other areas of responsibility.) Executive shall report to the Chief Executive Officer of Medscape. Effective upon execution and delivery of this Agreement, Executive has been elected and agrees to serve as a member of Medscape's Board of Directors. Throughout the term of this Agreement, Medscape shall nominate Executive for election as a director and use its best efforts to ensure such election by the shareholders of Medscape. Executive will not receive additional consideration for his service as a director of Medscape or any subsidiary or affiliate of Medscape, during the term of this Agreement.

            2. Performance of Services.

                  (a) Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder he will devote his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of Medscape and will perform the duties assigned to him pursuant to Paragraph 1 hereof, subject, at all times, to the direction and control of the Chief Executive Officer of Medscape, and to the policies of Medscape generally applicable to its employees.

                  (b) Executive will be based in the Potomac, Maryland area at his home office for the term of this Agreement unless otherwise mutually agreed to between the Executive and Medscape. Executive acknowledges and agrees that the performance of his duties hereunder may require substantial out-of-town travel, including, without limitation, to Medscape's headquarters in New York, New York, and Executive agrees to undertake such travel as is reasonably necessary to fulfill such duties. Executive understands and agrees that Medscape, in its sole discretion, may, from time to time, seek to enter into a key-man-life insurance policy with Executive as the named insured and with Medscape as the named beneficiary. Executive's sole obligation in regard to this insurance policy is to cooperate with reasonable requests, including submitting to a physical exam if requested by the insurance company, and to consent to the issuance of such a policy.

            3. Term. Executive shall be employed for an initial term commencing as of the date hereof (the "Commencement Date"), and ending on the fifth anniversary of such date (the "Term"), unless his employment is terminated prior to the expiration of the Term pursuant to the provisions hereof. The Term may be renewed for successive three year terms on terms and conditions mutually agreed to between the Executive and Medscape.

            4. Compensation.

                  (a) Base Compensation. As compensation for his services hereunder, during the Term, Medscape will pay to Executive a salary (the "Base Salary") at the rate of One Hundred and Ninety-Five Thousand ($195,000.00) Dollars per annum, payable in accordance with Medscape's standard payroll procedures. Upon the earlier of (i) December 31, 1999 or (ii) the successful completion of Medscape's initial public offering of securities, the Base Salary may be adjusted upward, but not downward, upon the mutual agreement of the Executive and the Chief Executive Officer of Medscape, subject to the approval of the Compensation Committee of the Board of Directors.

                  (b) Cash Performance Bonus. For the calendar year ending December 31, 1998, Executive will receive a cash bonus equal to that portion of $50,000 pro rated by the ratio of (x) the number of days between the Commencement Date and December 31, 1998 to (y) Three Hundred and Sixty-Five
(365), if Medscape's Revenues (as defined in Annex A) are at least six million, five hundred thousand dollars


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($6,500,000) on a consolidated basis. For the calendar year ending December 31,
1999, Executive will receive a cash bonus of $50,000 if the Target Performance Goal for that period (as defined in Annex A) is achieved or surpassed. For the calendar years ending December 31, 2000 and December 31, 2001, Executive will receive a cash bonus in an amount to be determined by the Chief Executive Officer, subject to the approval of the Compensation Committee, if, for each such year, the Target Performance Goal for that year (as defined in Annex A) is achieved or surpassed. For all periods of the Term after December 31, 2001, Executive will receive cash bonuses in such amounts and subject to achieving such performance goals as are determined by the Chief Executive Officer, subject to the approval of the Compensation Committee.

                  (c) Restricted Share Purchase. Effective upon execution and delivery of this Agreement, Medscape shall sell to Executive and Executive shall purchase from Medscape, in accordance with the terms of the note (the "Note") attached hereto as Exhibit 1 and the pledge agreement (the ("Pledge Agreement") attached hereto as Exhibit 2, at a purchase price of $0.86 per share, 730,174 restricted shares of Medscape's non-voting Class B Common Stock, $0.01 par value per share (the "Restricted Shares") (such number of shares being equal to, as of the date hereof, ten (10%) percent of the equity of Medscape on a fully diluted basis assuming that all shares of Medscape's preferred stock are converted into shares of Medscape's common stock at the applicable conversion ratio, all outstanding stock options are exercised and that options to purchase all additional shares of Medscape's common stock currently reserved under the Medscape Stock Award Plan are made and such options are exercised but excluding any shares of Medscape's stock issued pursuant to the Purchase Agreement to the Sellers (as defined in the Purchase Agreement)). The Restricted Shares may not be transferred by Executive until they have vested in accordance with the terms of Annex A and are released as collateral from the Pledge Agreement, and shall be subject to the repurchase option and the other terms and conditions set forth on Annex A. Additionally, the Restricted Shares shall be subject to the terms and conditions of that certain Stockholders' Agreement dated October 31, 1997, as amended as of February 19, 1998 and as of the date hereof, by and among Medscape and the stockholders of Medscape (the "Stockholders' Agreement").

                  (d) Other Benefits. Executive shall be entitled to all family health and medical benefits (including dental) and all life and disability insurance as are provided to the senior executives of Medscape. For any Company benefit plan dependent upon years of service, to the extent permitted under applicable law, Executive shall be credited for all years during which he was employed by, or served as managing member of, HCG.

            5. Expenses. Medscape shall reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of Medscape, including, without limitation, the purchase of a laptop computer and similar office equipment for Executive's home office, the payment of a reasonable utilities reimbursement and reimbursement for coach air fare in connection


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with business travel, upon the submission to Medscape of appropriate vouchers therefor, all in accordance with Medscape's policies and procedures as in effect from time to time for senior executive officers.

            6. Vacation. Executive shall be entitled to paid vacation at full pay each year during the period of his employment hereunder in accordance with Medscape's vacation policy for its senior executives, such vacation to be taken at times mutually agreeable to Executive and the Chief Executive Officer of Medscape. Executive shall be credited for all years during which he was employed by, or served as a managing member of, HCG, in connection with determining his vacation eligibility under Medscape's policies.

            7. Confidentiality.

                  (a) Executive shall not, at any time during or following expiration or termination of his employment hereunder, regardless of the manner, reason, time or cause thereof, directly or indirectly reveal, report, publish, disclose, transfer or furnish to any person not entitled to receive the same for the immediate benefit of Medscape, any Proprietary Information. The term "Proprietary Information" means all information of any nature whatsoever, and in any form, which at the time or times concerned relates to any aspect of the business of Medscape and which is confidential, proprietary and not generally known to persons engaged in businesses similar to that conducted by Medscape. Proprietary Information includes, but is not limited to, items, materials and information concerning the following: marketing plans or strategies; budgets; designs; promotional strategies; client preferences and policies; creative activities for clients; concepts; trade secrets; product plans; financial information and all documentation, reports and data (recorded in any form) relating to the foregoing. Notwithstanding the foregoing, "Proprietary Information" shall not include (i) any information to the extent it becomes generally known through no fault of Executive, (ii) any information known to Executive prior to the disclosure thereof by Medscape (as evidenced by the written records of Executive), (iii) any information which Executive is required to disclose as a result of a subpoena or other legal process or (iv) any information available on a non-confidential basis from a source other than Medscape.

                  (b) Executive agrees that all memoranda, notes, records, papers or other documents and all copies thereof, computer disks, computer software programs and the like (collectively, "documents") relating to the operations or businesses of Medscape, its affiliates or their respective clients (even if prepared by him) and involving Proprietary Information, in any way obtained by him during his employment hereunder or his prior employment by HCG shall be the property of Medscape. Except for use for the benefit of Medscape, Executive shall not copy or duplicate any of the aforementioned documents or objects, nor remove them from Medscape's facilities. Executive shall comply with any and all procedures which Medscape may adopt for all Medscape employees from time to time to preserve the confidentiality of Proprietary Information and the confidentiality of property of the types


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described immediately above, whether or not such property contains a legend indicating its confidential nature.

                  (c) Upon termination of Executive's employment with Medscape for any reason whatsoever and at any other time upon Medscape's request, Executive (or his personal representative) shall deliver to Medscape all property described in this Paragraph 7 which is in his possession or control.

            8. Representation and Warranty. Executive represents and warrants to Medscape that he is not a party to any prior employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Executive's use of any information or Executive's execution or performance of this Agreement.

            9. Intellectual Property. In consideration of Medscape's employment of Executive hereunder and the compensation of Executive as provided herein, Executive agrees that all of his work for Medscape and its affiliates during the term of this Agreement is work for hire and shall be the sole and absolute property of Medscape. Executive agrees that he will, at Medscape's request and cost, do whatever is reasonably necessary to secure the rights thereto and therein to Medscape.

            10. Restrictive Covenants.

                  (a) Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with Medscape places him in a position of confidence and trust with the customers and employees of Medscape and its affiliates. Executive further acknowledges that the rendering of services to the customers of Medscape and its affiliates necessarily requires the disclosure of Proprietary Information of Medscape. The parties hereto agree that in the course of Executive's employment with Medscape, Executive may develop a personal acquaintanceship and relationship with Medscape's and its affiliates' customers, and a knowledge of those customers' affairs and requirements which may constitute the primary contact of Medscape and its affiliates with such customers. Executive acknowledges that Medscape's and its affiliates' relationships with its established customers may therefore be placed in Executive's hands in confidence and trust. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of Medscape that Executive make the covenants contained herein. Accordingly, Executive agrees that, so long as he shall be in Medscape's employ and for a period of one year after the termination of such employment for any reason whatsoever, he shall not, whether as an owner, shareholder (other than in his capacity as holder of less than 2% of the shares of any corporation whose shares are traded on a national securities exchange or over the counter which shall be excepted from this restriction), partner, employee, consultant, advisor, independent contractor or otherwise, directly or indirectly compete with the business of Medscape in any manner. Additionally, Executive agrees that so long as


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he shall be in Medscape's employ and for a period of one year after the termination of such employment for any reason whatsoever, Executive will not, within the United States and its territories and possessions, or in any other geographical area in which Medscape has an office or a client (the "Medscape Territory"), directly or indirectly, on Executive's own behalf or on behalf of anyone else engaged in a business which is directly competitive with Medscape, without the prior written consent of Medscape, (i) persuade or attempt to persuade any customer of Medscape or its affiliates as of the date of the termination of Executive's employment, to cease doing business with, or to reduce the amount of business it does with, Medscape or its affiliates or solicit the business of any of Medscape's or its affiliates' customers as of the date of the termination of Executive's employment hereunder, (ii) render to or for any customer of Medscape as of the date of the termination of Executive's employment hereunder any services of the type rendered by Medscape to its customers unless such services are rendered as an employee or consultant of Medscape or (iii) solicit or encourage to leave the employ of Medscape or its affiliates, or to become employed by any person other than Medscape, any employee of Medscape or its affiliates, or any individual who was an employee of Medscape or its or affiliates during the one year prior to the termination of Executive's employment. Executive further agrees that so long as he shall be in Medscape's employ and for a period of six months after the termination of such employment for any reason whatsoever, Executive will not, within the Medscape Territory, directly or indirectly, on Executive's own behalf or on behalf of anyone else engaged in a business which is directly competitive with Medscape, without the prior written consent of Medscape, employ any employee of Medscape or its affiliates, or any individual who was an employee of Medscape or its affiliates during the three months prior to the termination of Executive's employment.

                  (b) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Medscape under this Agreement, and hereby acknowledges and agrees that the same (i) are reasonable in time and territory, (ii) are designed to eliminate competition which otherwise would be unfair to Medscape, (iii) do not stifle the inherent skill and experience of Executive, (iv) would not operate as a bar to Executive's sole means of support, (v) are fully required to protect the legitimate interests of Medscape and (vi) do not confer a benefit upon Medscape disproportionate to the detriment to Executive or the benefit otherwise afforded him by this Agreement and the Purchase Agreement.

                  (c) Executive and Medscape acknowledge and agree that the restrictions and obligations imposed on Executive by virtue of this Paragraph 10 are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of Medscape and the goodwill associated with the business of Medscape. Additionally, Medscape and Executive understand that such restrictions are entered into in connection with the Purchase Agreement. However, it is the intent of Executive and Medscape that this Agreement be enforceable and restrict Executive's activities only to the extent permitted by applicable law. Therefore, if any provision of this Paragraph 10 as presently written shall be construed


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to be illegal, invalid or unenforceable by a court of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by the court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            11. Certain Remedies. The parties hereto acknowledge that, in the event of a breach or a threatened breach by Executive of any of his obligations under Paragraphs 7, 9 or 10 of this Agreement, Medscape will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Executive, Medscape shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting Medscape from pursuing any other remedies available at law or in equity for such breach, including the recovery of damages.

            12. Termination of Employment; Compensation. Executive's employment hereunder shall terminate upon his resignation or death and may be terminated by Medscape at any time for Good Cause (as defined below) or by reason of Executive's incapacity. In the event that Executive's employment is terminated by reason of his resignation (other than for Good Reason as hereinafter defined), death or incapacity, or by Medscape for Good Cause, Executive shall be entitled only to his base salary to the date of termination. In the event that Executive's employment is terminated by Medscape without Good Cause and not because of Executive's incapacity or by Executive for Good Reason during the Term hereof, Executive shall be entitled to receive his base salary (plus any accrued but unpaid vacation and bonus pay, if any) through the date of termination, plus a severance amount equal to 12 months Base Salary and the continuation of health benefits until the first anniversary of such termination.

                  For purposes of this Agreement, "incapacity" shall mean Executive's inability, by reason of a physical or mental infirmity, or both, actively to perform, on a full-time basis, the executive and managerial services contemplated under this Agreement for a continuous period of sixty (60) days or for an aggregate period of one hundred eighty (180) days in any consecutive twelve month period. Medscape shall have the right to terminate the employment of Executive hereunder at any time following his incapacity.

                  For purposes of this Agreement, "Good Cause" shall mean gross misconduct, gross neglect of duties (including by reason of alcohol or drug dependency), acts involving moral turpitude, conviction of a felony, material breach by Executive of this employment agreement in each case that is not substantially cured within thirty (30) business days after receipt of written notice from Medscape of such


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breach, or any act or omission involving fraud, embezzlement or misappropriation of any property of Medscape by Executive.

                  For purposes of this Agreement "Good Reason" means that (i) Medscape has significantly reduced the nature or scope of the authority, powers, functions or duties attached to Executive's position as the Executive Vice President of Medscape (a "Demotion"), (ii) Executive is not elected as a director or ceases to be a director of Medscape when he is willing to so serve and there does not exist Good Cause and Executive is not in a state of incapacity (a "Board Removal"), or (iii) Medscape has otherwise committed any material breach of this Agreement, and in any such case has not substantially cured such within thirty (30) days after Executive's written notice thereof to Company. Notwithstanding the foregoing, a Demotion or a Board Removal in any year following a year where Executive has failed to achieve at least 50% of the Target Performance Goal for that prior year shall not constitute Good Reason.

            13. Entire Agreement. This Agreement (including Annex A and Exhibit 1 which form an integral part hereof) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and no amendment, waiver or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought. This Agreement supersedes all prior agreements, representations and understandings of the parties hereto relating to the employment of Executive by Medscape.

            14. No Reliance. The parties hereto each represent to the other that in executing this Agreement each does not rely upon, and has not relied upon, any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise.

            15. Notices. All notices, consents, waivers or other communications required or permitted to be given or made pursuant to any of the provisions of this Agreement (collectively, "Notices") shall be in writing and shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested, and postage prepaid, hand delivered, sent by confirmed telecopy or other confirmed electronic means or by express mail service or other verified overnight courier service to the party at its or his address as it appears on the first page of this Agreement, or at such other address as either party may specify by Notice give to the other party in accordance with this Paragraph 15 and with copies to the parties indicated below. A Notice shall only be deemed given or received on a business day (any day other than Saturday, Sunday or Federal legal holiday). The date any such Notice shall be deemed given and received is: (i) if hand delivered, on the date of hand delivery; (ii) if sent by registered or certified mail, three business days following the posting of the mail; (iii) if sent by express mail or other verified overnight courier service, the date received; or (iv) if sent by confirmed telecopy or other confirmed electronic means, the date when receipt is confirmed by the same means (The telecopy number


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for Medscape presently being: (212) 760-3140. The telecopy number for Executive presently being: (301) 299-1124).

If a notice is being provided to Executive, a copy shall also be provided to:

                  Goodwin, Procter & Hoar LLP
                  Exchange Place
                  Boston, Massachusetts  02109-2881
                  Telecopy No.: (617) 305-6550
                  Attention: H. David Henken, Esq.
                             John J. Egan, Esq.

If a notice is being provided to Medscape, a copy shall also be provided to:

                  Patterson, Belknap, Webb & Tyler LLP
                  1133 Avenue of the Americas
                  New York, New York  10036-6710
                  Telecopy No.: (212) 336-2222
                  Attention: John P. Schmitt, Esq.

            16. No Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon Medscape, its successors and assigns.

            17. No Modification. No termination, alteration, modification or variation or waiver of this Agreement or any of the provisions hereof shall be effective unless in writing executed by the parties hereto, or in the case of a waiver, by the party or parties waiving compliance. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default. No course of dealing nor any delay on the part of either party in exercising any rights hereunder shall operate as a waiver of any such rights.

            18. Governing Law. This Agreement shall be governed, interpreted and construed according to the internal laws of the State of New York without regard to conflict of laws principles. Any legal action or proceeding with respect to this Agreement or any transaction related hereto shall be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and, by the execution and delivery of this Agreement, each of the parties hereto hereby consents for itself and in respect of its property to the exclusive jurisdiction of the aforesaid courts and agrees that service of process in any legal action or proceeding with respect to this Agreement or any transaction related hereto may be made on such party by delivery of such process by certified mail, return receipt requested, to such party at its address set forth in the heading hereof with the same effect as if such process was personally served on such party within the State of New York. Each of the


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parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, but not limited to, any objection to the laying of venue or based on the ground of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdictions in respect of this Agreement or any transaction related hereto. Nothing contained herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

            19. Severability. Should any clause, paragraph or part of this Agreement be held or declared to be void or illegal for any reason by a court of competent jurisdiction, such provision shall be ineffective, but all other clauses, paragraphs or parts of this Agreement which can be effected without such illegal clause, paragraph or part shall nevertheless remain in full force and effect.

            20. Headings The headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            21. Withholding. Anything to the contrary notwithstanding, all payments required to be made by Medscape hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as Medscape may reasonably determine it should withhold pursuant to any applicable law or regulation.

            22. Survival. The provisions of Paragraphs 7, 8, 9,10, 11, 12,13, 18 and 19 and of this Paragraph 22 shall survive the termination or expiration of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

MEDSCAPE, INC.


By: /s/ Paul T. Sheils                           /s/ Jeffrey L. Drezner
    -------------------------------------        -------------------------------
    Paul T. Sheils                               Jeffrey L. Drezner, M.D., Ph.D.
    President and Chief Executive Officer


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                                     ANNEX A

                            TERMS AND CONDITIONS AND

                     PERFORMANCE GOALS FOR RESTRICTED SHARES

GOAL                         THRESHOLD                       TARGET
12/31/99

 Revenue*                   $10 million                   $11.3 million

12/31/00

 Revenue*                   $19.8 million                 $22 million

12/31/01

 Revenue*                   $31.5 million                 $35 million

* Revenue - means all revenues recognized under Medscape's written recognition policy from CME educational grants, the sale of advertising (banners, sponsorships, etc.) in Medscape.com and related print publications, clinical content (e.g., premium tier, pay-per-view, etc.), and meetings revenue. "Revenues" shall not include any revenues generated by Medscape other than those listed above, including, without limitation, revenues or fees from the sale, licensing or other exploitation of Medscape International (e.g., Medscape Canada) or Medscape Profiles (online research, data mining, etc.), or licensing fees or from non-clinical content areas such as Money & Medicine, Medscape Travel or similar features except, in any such case, for revenues generated by you or by the sales group reporting to you, and shall not include revenues included in Medscape's consolidated revenues as a result of any acquisition, merger or other combination of Medscape and another entity (other than HCG).

--------

            Vesting Pursuant to Target Goal Achievement. Up to one-third of the Restricted Shares will vest on December 31 of each of 1999, 2000 and 2001 (the "Performance Vesting Dates") provided (i) Executive achieves the annual Revenue Goals ("Performance Goals") set forth above; and (ii) Executive is an employee of Medscape and there does not exist Good Cause to terminate the Executive on each such Performance Vesting Date. Subject to clause (ii) above, 100% of the Restricted Shares subject to vesting on a Performance Vesting Date will vest if the Target


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Performance Goal (the "Target Performance Goal" for any year being represented by the right-most column above under the heading "Target" and the "Threshold Performance Goal" for any year being represented by the middle column under the heading "Threshold") for such Performance Vesting Date is achieved. Subject to clause (ii) above, 90% of the Restricted Shares subject to vesting on a Performance Vesting Date will vest if the Threshold Performance Goal for such Performance Vesting Date is achieved. If Executive is not an employee on a Performance Vesting Date or there exists Good Cause to terminate the Executive on such date, no Restricted Shares will vest on such date. Additionally, if the Threshold Performance Goal is not met at the time of any Performance Vesting Date, then none of the Restricted Shares applicable to such period will vest. The actual number of Restricted Shares vested on any Performance Vesting Date will be calculated on a linear basis between the Threshold Level and the Target Level (based upon a scale between 90% at the Threshold Level and 100% at the Target Level).

            Other Vesting Provisions. In addition, (a) all previously unvested Restricted Shares will vest on the seventh anniversary of the Commencement Date provided Executive remains an employee of Medscape and there does not exist Good Cause to terminate the Executive on such date and (b) the portion of previously unvested Restricted Shares for which the Performance Vesting Date has not yet occurred shall vest upon the termination (or constructive termination, upon the Executive's resignation for Good Reason (as defined in the Agreement to which this Annex A is appended)) by Medscape of Executive's employment other than for
(x) Good Cause (as defined in the Agreement to which this Annex A is appended) or (y) Executive's failure to attain at least 50% of the Target Revenue Goal in any year; provided, however, with respect to clause (y), such clause shall cease to be applicable if in any year subsequent to the year in which the Executive fails to attain at least 50% of the Target Revenue Goal, Executive attains at least 50% of the Target Revenue Goal applicable to that subsequent year. Further, if (a) the Stockholders' Agreement is further amended without the consent of the Executive in a manner which materially adversely affects the rights of the Executive expressed therein as of the date hereof or (b) after the first anniversary of the Commencement Date but prior to the second anniversary of such date there is a Change of Control (as defined below) of Medscape and Executive resigns, one-half of the portion of previously unvested Restricted Shares for which the Performance Vesting Date has not occurred shall immediately vest. If after the second anniversary of the Commencement Date but prior to the third anniversary of such date, there is a Change of Control of Medscape and Executive resigns, all of the previously unvested Restricted Shares for which the Performance Vesting Date has not occurred shall immediately vest. For purposes of this Annex A, if the Chief Executive Officer of Medscape has actual notice of Good Cause, Medscape must notify Executive within 30 days of such notice or that particular instance of Good Cause shall be waived for purposes of determining the vesting of Restricted Shares hereunder. "Change of Control" for purposes in this Annex A means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended (the


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"Exchange Act")) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), and who are not stockholders of Medscape as of the date hereof, of any securities of Medscape such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of Medscape's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board of Directors of Medscape, (ii) the stockholders of Medscape approve a merger or consolidation of Medscape with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of Medscape outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of Medscape or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Medscape approve a plan of complete liquidation of Medscape or an agreement for the sale or disposition by Medscape of (in one or more transactions) all or substantially all of Medscape's assets or (iii) any sale of all or substantially all of Medscape's assets. Any Restricted Shares which do not vest in accordance with the terms of this Annex A, or which can no longer vest at any time in accordance with the provisions of this Annex A, shall be forfeited by Executive and he shall have no further rights with respect to any such forfeited shares except as may be provided for in the Repurchase Option. Medscape shall hold a master certificate in respect to any Restricted Shares that have not yet vested and, subject to the provisions of the Note and Pledge, upon the request of the Executive, shall promptly provide to Executive a certificate for any Restricted Shares which have vested. Executive shall have all the rights of a holder of Class B Common Stockholder for all Restricted Shares not yet vested except as provided herein or in any other agreement by which Executive may be bound or restricted.

            Repurchase Option; Repayment Upon Acceleration of Note and Pledge. In the event Executive ceases to be employed by Medscape for any reason (a "Termination Event"), Medscape shall have the right and option (the "Repurchase Option") to repurchase all, but not less than all, of the unvested Restricted Shares (immediately after giving effect such termination) (the "Unvested Shares") at a per share repurchase price equal to $0.86 (adjusted for stock splits, stock dividends and the like). Medscape may elect to exercise its Repurchase Option pursuant to the provisions of the immediately succeeding paragraph. In the event that Medscape does not elect to exercise its Repurchase Option, all of the Unvested Shares shall thereafter be deemed to be vested Shares. In the event that Medscape accelerates the due date of the Note in accordance with the terms thereof upon Executive's termination of employment with Medscape, Executive will be entitled to satisfy his obligations thereunder with a cash payment or with a payment of Medscape Shares at their then fair market value as agreed between Executive and Medscape or with a combination of cash or Medscape Shares so valued.


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

            Exercise of Repurchase Option and Closing. Medscape will be deemed to have exercised the Repurchase Option on the date which is 45 days after the Termination Event (or on such other date to which the parties may mutually agree) unless it provides written notice to Executive within 45 days after the Termination Event, in the manner set forth in Section 15 of the Agreement to which this Annex A is appended, of its election not to exercise the Repurchase Option. If and to the extent the Repurchase Option is not so exercised within such 45-day period, the Repurchase Option shall expire and terminate effective upon the expiration of such 45-day period. The closing of any such repurchase of Unvested Shares shall be held at the principal office of Medscape, or at such other locations as the parties to such repurchase may mutually determine. At any such closing, Medscape shall pay to the Executive or any holder of the Unvested Shares the aggregate repurchase price for the Unvested Shares to be purchased by certified or bank check. At such time, the Executive or any holder of the Unvested Shares shall deliver to Medscape the certificate or certificates representing the Unvested Shares so repurchased, duly endorsed for transfer, free and clear of any liens or encumbrances.


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